Exhibit 99.1

News Release
Energy Future Holdings

FOR IMMEDIATE RELEASE

John F. Young Becomes First CEO of Energy Future Holdings

DALLAS – January 8, 2008 – Energy Future Holdings (EFH) announced today that John F. Young will be the first CEO of the Dallas-based energy holding company. EFH was formerly known as TXU Corp. before its acquisition by Kohlberg Kravis Roberts & Co., Texas Pacific Group, Goldman Sachs and other investors last October.

“I am looking forward to leading this new company into the new year,” said Young.  “Since becoming a private company last October, EFH has begun an exciting transformation, and I am looking forward to being a part of that change.”

“There is no question that John is the right person to lead EFH into the future,”said Donald L. Evans, Non-Executive Chairman of the EFH Board.  “The breadth and depth of his experience, especially on the operations side of the business, uniquely qualifies him to lead the holding company and work with the CEOs of the competitive business subsidiaries.”

Young, 51, leaves Exelon, where he most recently served as Executive Vice President of Finance and Markets. In addition, his leadership responsibilities at Exelon had included the role of President of Exelon Generation, managing the companies’ Nuclear, Fossil and Hydro operations. In both of his recent leadership roles Young had responsibilities for Exelon's Power Team, overseeing power trading and the marketing operation.  The Power Team was responsible for portfolio optimization, fuels management, wholesale marketing, and Exelon Energy, the corporation’s unregulated retail energy marketing entity in the Midwest.

Prior to joining Exelon, Young was senior vice president of Sierra Pacific Resources Corporation,an investor-owned utility that provides electricity to nearly one million customers in Nevadaand the Lake Tahoe region of California.  From 1983 until 2000, Young worked at Southern Company, eventually leaving as executive vice president of Southern Generation. Young joined Southern after serving five years in the Navy.

Young and his family are relocating to Dallas, and he will begin work at EFH on January 29.
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About Energy Future Holdings

Energy Future Holdings Corp., formerly named TXU Corp., is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor.  TXU Energy is a competitive retailer that provides electricity and related services to 2.1 million electricity customers in Texas.  Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations.  Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity.  Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States.  Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers.  Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board.  Visit www.energyfutureholdings.com for more information.
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For More Information:  Corporate Communications, Lisa Singleton, 214-812-5049